SELIGMAN INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY

                  Seligman Income Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation") and registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST: The total number of shares of capital stock of all classes which the Corporation has authority to issue is 500,000,000 shares, which were previously classified by the Board of Directors of the Corporation into three classes designated as Class A Common Stock, Class B Common Stock and Class D Common Stock. The number of authorized shares of Class A Common Stock, Class B Common Stock and Class D Common Stock each consisted of the sum of x and y, where x equaled the issued and outstanding shares of such class and y equaled one-third of the authorized but unissued shares of Common Stock of all classes; PROVIDED that at all times the aggregate authorized, issued and outstanding shares of Class A, Class B and Class D Common Stock shall not exceed the authorized number of shares of Common Stock; and, in the event application of the formula above would have resulted, at any time, in fractional shares, the applicable number of authorized shares of each class was to have been rounded down to the nearest whole number of shares of such class.

                  SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of capital stock, the Board of Directors has reclassified the unissued shares of Class A Common Stock, Class B Common Stock and Class D Common Stock into the following classes and has provided for the issuance of shares of such classes. The terms of the Common Stock as set by the Board of Directors are as follows:

                  (a) The total number of shares of all classes of stock which the Corporation has authority to issue is 500,000,000 shares of common stock ("Shares") of the par value of $1.00 each having an aggregate par value of $500,000,000. The Common Stock of the Corporation shall have four classes of shares, which shall be designated Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock. The number of authorized shares of Class A Common Stock, of Class B Common Stock, of Class C Common Stock and of Class D Common Stock shall each consist of the sum of x and y, where x equals the issued and outstanding shares of such class and y equals one-fourth of the authorized but unissued shares of Common Stock of all classes; PROVIDED that at all times the aggregate authorized, issued and outstanding shares of Class A, Class B, Class C and Class D Common Stock shall not exceed the authorized number of shares of Common Stock (I.E., 500,000,000 shares of Common Stock until changed by further action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law, or any successor provision); and, in the event application of the formula above would result, at any time, in fractional shares, the applicable number of authorized shares of each class shall be rounded down to the nearest whole number of shares of such


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         class.   Any  class  of  Common  Stock  shall  be  referred  to  herein individually as a "Class" and collectively, together with any further class or classes from time to time established, as the "Classes".

                  (b) All Classes shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the charter of the Corporation to the contrary:

                           (1) Class A shares may be  subject to such  front-end
                  sales loads as may be established by the Board of Directors from time to time in accordance with the Investment Company Act and applicable rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD").

                           (2) Class B shares may be subject to such  contingent
                  deferred sales charges as may be established from time to time by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD. Subject to subsection (6) below, each Class B share shall convert automatically into Class A shares on the last business day of the month that precedes the eighth anniversary of the date of issuance of such Class B share; such conversion shall be effected on the basis of the relative net asset values of Class B shares and Class A shares as determined by the Corporation on the date of conversion.

                           (3) Class C shares may be  subject to such  front-end
                  sales loads and such contingent deferred sales charges as may be established from time to time by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD.

                           (4) Class D shares may be subject to such  contingent
                  deferred sales charges as may be established from time to time by the Board of Directors in accordance with the Investment Company Act and applicable rules and regulations of the NASD.

                           (5) Expenses  related  solely to a  particular  Class
                  (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may differ between the Classes) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class.

                           (6) At such  time as shall  be  permitted  under  the
                  Investment Company Act, any applicable rules and regulations thereunder and the provisions of any exemptive order applicable to the Corporation, and as may be determined by the Board of Directors and disclosed in the then current prospectus of the Corporation, shares of a


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


                  particular Class may be automatically converted into shares of another Class; PROVIDED, HOWEVER, that such conversion shall be subject to the continuing availability of an opinion of counsel to the effect that such conversion does not constitute a taxable event under Federal income tax law. The Board of Directors, in its sole discretion, may suspend any conversion rights if such opinion is no longer available.

                           (7) As to any matter with respect to which a separate
                  vote of any Class is required by the Investment Company Act or by the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (5) above), such requirement as to a separate vote by the Class shall apply in lieu of single Class voting, and, if permitted by the Investment Company Act or any rules, regulations or orders thereunder and the Maryland General Corporation Law, the Classes shall vote together as a single Class on any such matter that shall have the same effect on each such Class. As to any matter that does not affect the interest of a particular Class, only the holders of shares of the affected Class shall be entitled to vote.

     THIRD: These Articles Supplementary do not change the total number of authorized shares of the Corporation.

                  IN WITNESS WHEREOF, SELIGMAN INCOME FUND, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary, and each of said officers of the Corporation has also acknowledged these Articles Supplementary to be the corporate act of the Corporation and has stated under penalties of perjury that to the best of his knowledge, information and belief that the matters and facts set forth with respect to approval are true in all material respects, all on May 24, 1999.

                                        SELIGMAN INCOME FUND, INC.


                                          By: /s/  BRIAN T. ZINO
                                          ---------------------------------
                                                 Brian T. Zino, President

Witness:

/s/  FRANK J. NASTA
-------------------------------
  Frank J. Nasta, Secretary


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